MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
RESTRICTED STOCK UNIT AWARD NOTICE
2021 OMNIBUS INCENTIVE PLAN
(Performance-Based)
MACOM Technology Solutions Holdings, Inc. (the “Company”) has granted to you a Restricted Stock Unit Award (the “Award”). The Award is subject to all the terms and conditions set forth in this Restricted Stock Unit Award Notice (the “Award Notice”), the Restricted Stock Unit Award Agreement and the Company’s 2021 Omnibus Incentive Plan (the “Plan”), which are either attached hereto or have been made available to you via the electronic brokerage account you accessed through www.etrade.com to accept this Award electronically, and which are hereby incorporated into the Award Notice in their entirety.

Participant:	________________
Grant Date:	_______________
Vesting Commencement Date:	___________, ____
Target Number of Performance-Based Restricted Stock Units:	_______
Vesting Schedule for Performance-Based Restricted Stock Units: The number of Performance-Based Restricted Stock Units that become earned and vested (if any) will be determined in accordance with the performance measures, targets and methodology set forth in Exhibit A attached hereto.
Additional Terms/Acknowledgement: You acknowledge receipt of, and understand and agree to, the Award Notice, the Restricted Stock Unit Award Agreement and the Plan. You further acknowledge that as of the Grant Date, the Award Notice, the Restricted Stock Unit Award Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the Award and supersede all prior oral and written agreements on the subject.

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.	PARTICIPANT

By:	Name:
Its:	Taxpayer ID:
Address:
Additional Documents:
1. Restricted Stock Unit Award Agreement
2. 2021 Omnibus Incentive Plan
3. 2021 Omnibus Incentive Plan Prospectus

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
2021 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
Pursuant to your Restricted Stock Unit Award Notice (the “Award Notice”) and this Restricted Stock Unit Award Agreement (this “Agreement”), MACOM Technology Solutions Holdings, Inc. (the “Company”) has granted you a Restricted Stock Unit Award (the “Award”) under its 2021 Omnibus Incentive Plan (the “Plan”) for the number of Time-Based Restricted Stock Units and the target number of Performance-Based Restricted Stock Units indicated in your Award Notice. Capitalized terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.
The details of the Award are as follows:

1.	Vesting and Settlement
The Award will vest and become payable according to the vesting schedule set forth in the Award Notice and Exhibit A thereto, as applicable (the “Vesting Schedule”). One share of Stock will be issuable for each Restricted Stock Unit that vests and becomes payable. Restricted Stock Units that have vested and are no longer subject to forfeiture according to the Vesting Schedule are referred to herein as “Vested Units.” Restricted Stock Units that have not vested and remain subject to forfeiture under the Vesting Schedule are referred to herein as “Unvested Units.” The Unvested Units will vest (and to the extent so vested cease to be Unvested Units remaining subject to forfeiture) and become payable in accordance with the Vesting Schedule (the Unvested and Vested Units are collectively referred to herein as the “Units”). As soon as practicable, but in any event within 30 days, after Unvested Units become Vested Units, the Company will settle the Vested Units by issuing to you one share of Stock for each Vested Unit. No Stock will be issued pursuant to the Award unless and until all legal requirements applicable to the issuance or transfer of such Stock have been complied with to the satisfaction of the Administrator. The Award will terminate and the Units will be subject to forfeiture upon your termination of Employment as set forth in Section 2.

2.	Termination of Award upon Termination of Employment
Unless the Administrator determines otherwise prior to your termination of Employment, automatically and immediately upon your termination of Employment, (i) any unvested portion of the Award will terminate and be forfeited for no consideration, and (ii) the vested portion of the Award, if any, will terminate and be forfeited for no consideration if your Employment is terminated for Cause or occurs in circumstances that in the determination of the Administrator would have constituted grounds for your Employment to be terminated for Cause.

3.	Securities Law Compliance
3.1 You represent and warrant that you (a) have been furnished with a copy of the Plan and all information which you deem necessary to evaluate the merits and risks of receipt of the Award, (b) have had the opportunity to ask questions and receive answers concerning the information received about the Award and the Company, and (c) have been given the opportunity to obtain any additional information you deem necessary to verify the accuracy of any information obtained concerning the Award and the Company.
3.2 You hereby agree that you will in no event sell or distribute all or any part of the shares of Stock that you receive pursuant to settlement of this Award (the “Shares”) unless (a) there is an effective registration statement under the Securities Act and applicable state securities laws covering any such transaction involving the Shares or (b) the Company receives an opinion of your legal counsel (concurred in by legal counsel for the Company) stating that such transaction is exempt from registration or the Company otherwise satisfies itself that such transaction is exempt from registration. You understand that the Company has no obligation to you to maintain any registration of the Shares with the SEC and has not represented to you that it will so maintain registration of the Shares.

3.3 You confirm that you have been advised, prior to your receipt of the Shares, that neither the offering of the Shares nor any offering materials have been reviewed by any administrator under the Securities Act or any other applicable securities act (the “Acts”) and that the Shares cannot be resold unless they are registered under the Acts or unless an exemption from such registration is available.
3.4 You hereby agree to indemnify the Company and hold it harmless from and against any loss, claim or liability, including attorneys’ fees or legal expenses, incurred by the Company as a result of any breach by you of, or any inaccuracy in, any representation, warranty or statement made by you in this Agreement or the breach by you of any terms or conditions of this Agreement.

4.	Transfer Restrictions
Units shall not be sold, transferred, assigned, encumbered, pledged or otherwise disposed of other than as expressly permitted under Section 6(a)(3) of the Plan.

5.	No Rights as Stockholder; No Dividends
The Award shall not be interpreted to bestow upon you any equity interest or ownership in the Company prior to the date on which the Company delivers shares of Stock to you (if any). You are not entitled to vote any shares of Stock by reason of the granting of the Award or to receive or be credited with any dividends declared and payable on any share of Stock prior to the date on which any such share is delivered to you hereunder. You shall have the rights of a shareholder only as to those shares of Stock, if any, that are actually delivered under the Award.

6.	Independent Tax Advice
You acknowledge that determining the actual tax consequences to you of receiving or disposing of the Units and Shares may be complicated. These tax consequences will depend, in part, on your specific situation and may also depend on the resolution of currently uncertain tax law and other variables not within the control of the Company. You are aware that you should consult a competent and independent tax advisor for a full understanding of the specific tax consequences to you of receiving the Units and receiving or disposing of the Shares. Prior to executing this Agreement, you either have consulted with a competent tax advisor independent of the Company to obtain tax advice concerning the receipt of the Units and the receipt or disposition of the Shares in light of your specific situation or you have had the opportunity to consult with such a tax advisor but chose not to do so.

7.	Certain Tax Matters
You are ultimately responsible for all taxes arising in connection with this Award (e.g., at vesting and/or upon receipt of the Shares), including any domestic or foreign tax withholding obligation required by law, whether national, federal, state or local, including FICA or any other social tax obligation (the “Tax Withholding Obligation”), regardless of any action the Company or any of its affiliates takes with respect to any such Tax Withholding Obligation that arises in connection with this Award. As a condition to the issuance of Shares pursuant to this Award, you agree to make arrangements satisfactory to the Administrator for the payment of the Tax Withholding Obligation that arises upon receipt of the Shares or otherwise. The Company may refuse to issue any Shares to you until you satisfy the Tax Withholding Obligation. The Company may withhold from the shares otherwise payable to you with respect to your Vested Units the number of whole shares of Stock required to satisfy the minimum applicable Tax Withholding Obligation, the number to be determined by the Company based on the Fair Market Value of the Stock on the date the Company is required to withhold. The Company may require you to satisfy your Tax Withholding Obligation by instructing and authorizing the Company and the brokerage firm determined acceptable to the Company for such purpose to sell on your behalf a whole number of Shares from those Shares issuable to you in payment of Vested Units as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the Tax Withholding Obligation. Notwithstanding the forgoing, to the maximum extent permitted by law, you hereby grant the Company and any of its affiliates the right to deduct without notice from salary or other amounts payable to you, an amount sufficient to satisfy the Tax Withholding Obligation. In no event will the Company have any liability relating to the failure or alleged failure of any payment or benefit under this

Agreement to comply with, or be exempt from, the requirements of Section 409A. You expressly acknowledge that because this Award consists of an unfunded and unsecured promise by the Company to deliver Stock in the future, subject to the terms hereof, it is not possible to make a so-called “83(b) election” with respect to this Award.

8.	Clawback
By accepting this Award, you acknowledge and agree that this Award and all other awards granted to you under the Plan, any shares issued in respect thereof, and any proceeds and other amounts received in respect of this Award, other awards or such shares are subject to forfeiture and repayment (i) under the Company’s Compensation Recoupment Policy, as from time to time amended and in effect; (ii) under any other policy of, or agreement with, the Company or any of its affiliates that is applicable to you and that provides for the cancellation, forfeiture, disgorgement, repayment or clawback of incentive compensation; and (iii) to the extent required by law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Exchange Act. A copy of the Company’s Compensation Recoupment Policy as in effect on the date of this Agreement has been provided to you, which you acknowledge and agree is subject to amendment and/or amendment and restatement from time to time.

9.	General Provisions
9.1 Assignment. The Company may assign its forfeiture rights at any time, whether or not such rights are then exercisable, to any person or entity selected by the Board.
9.2 No Waiver. No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.
9.3 Undertaking. You hereby agree to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either you or the Units pursuant to the express provisions of this Agreement.
9.4 Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding on, the Company and its successors and assigns and you and your legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person will have become a party to this Agreement and agreed in writing to join herein and be bound by the terms and conditions hereof.
9.5 No Employment or Service Contract. Neither this Agreement, nor the issuance of Shares upon the vesting of the Award, will give you any right to be retained in the employ or service of the Company or any of its subsidiaries, affect the right of the Company or any of its subsidiaries to discharge you at any time, or affect your right to terminate your Employment at any time.
9.6 Provisions of the Plan. This Agreement is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the Grant Date has been furnished to you. By accepting, or being deemed to have accepted, all or any portion of the Award, you agree to be bound by the terms of the Plan and this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan will control.
9.7 Relationship Between The Plan And Your Employment. Awards made under the Plan and any profits or gains made as a result of such Awards are not pensionable under any pension arrangements of the Company or any of its affiliates. Participation in this Award is a matter entirely separate from any pension right or entitlement which you may have, and from your terms and conditions of employment. Participation in the Award shall in no respects affect your pension rights (if any), entitlements or terms or conditions of employment, and in particular (but without limiting the generality of the foregoing words) neither the provisions of the Award Notice, the Plan nor this Agreement shall form part of any contract of employment between you and the Company and/or any of its affiliates, nor shall it be taken into account for the purpose of calculating any redundancy or unfair dismissal payment or wrongful dismissal payment, nor shall it confer on you any legal or equitable rights whatsoever against the Company or any of its affiliates.

Participation in the Plan does not impose upon the Company, any of its affiliates, the Compensation Committee or any of their representatives, agents and employees any liability whatsoever (whether in contract, tort, or otherwise howsoever) in connection with:
(a) the loss of your Award(s) under the Plan;
(b) the loss of your eligibility to be granted Award(s) under the Plan; and/or
(c) the manner in which any power or discretion under the Plan is exercised or the failure or refusal of any person to exercise any power or discretion under the Plan.
9.8 Data Protection. By accepting this Award, you hereby consent to personal information obtained in relation to the Plan, the Award Notice and this Agreement being handled by the Company, any of its affiliates and their delegates, agents or affiliates in accordance with applicable law. Information in relation to you will be held, used, disclosed and processed for the purposes of: (a) managing and administering the Awards you hold under the Plan; (b) complying with any applicable audit, legal or regulatory obligations including, without limitation, legal obligations under company law and anti-money laundering legislation; (c) disclosure and transfer whether in your country of residence or elsewhere (including companies situated in countries which may not have the same data protection laws as your country of residence) to third parties including regulatory bodies, auditors and any of their respective related, associated or affiliated companies for the purposes specified above; (d) or for other legitimate business interests of the Company and any of its affiliates.

EXHIBIT A
(For Performance-Based Restricted Stock Units Granted on [•])

This Exhibit A is applicable to the Performance-Based Restricted Stock Units (“PRSUs”) granted by MACOM Technology Solutions Holdings, Inc. under the 2021 Omnibus Incentive Plan. Capitalized terms not explicitly defined in in this Exhibit A but defined in the Restricted Stock Unit Award Agreement to which this Exhibit A relates shall have the same definitions as set forth therein.
The number of PRSUs that become earned and vested (if any) will be determined in accordance with the performance measures, targets and methodology set forth herein.
Performance Measures, Targets and Percentage of PRSUs That May be Earned
The number of PRSUs that are earned as of the Performance Period End Date shall be equal to the number of PRSUs multiplied by the “Applicable Percentage” set forth in the table below.

RTSR Percentile Rank	Applicable Percentage
<25%	0%
25% to 50%	50% to 100%
>50% to 75%	100% to 200%
>75%	200%

“Peer Group Companies” shall mean the companies listed in the PHLX Semiconductor Sector Index (^SOX) as of the Grant Date.
“Performance Period” shall mean the period beginning on the Performance Period Start Date and ending on the Performance Period End Date.
“Performance Period End Date” shall mean [•].
“Performance Period Start Date” shall mean [•].
“Total Shareholder Return” shall mean the change in value expressed as a percentage of a given dollar amount invested in a company’s most widely publicly traded stock over the Performance Period, taking into account both stock price appreciation (or depreciation) and the reinvestment of dividends (including the cash value of non-cash dividends) in such stock of the company. The thirty (30) calendar-day average closing price of shares of the Company’s Common Stock and the stock of the Peer Group Companies (i.e., the average closing prices over the period of trading days occurring in the thirty (30) calendar days immediately prior to the Performance Period Start Date and ending on the Performance Period Start Date and the average closing prices over the period of trading days occurring in the final thirty (30) calendar days ending on the Performance Period End Date) will be used to value shares of the Company’s Common Stock and the stock of the Peer Group Companies. Dividend reinvestment will be calculated using the closing price of a share of the Company’s Common Stock or the stock of the applicable Peer Group Company on the ex-dividend date or, if no trades were reported on such date, the latest preceding date for which a trade was reported. If a company that is included as a Peer Group Company as of the Grant Date ceases to be publicly traded during the Performance Period, or if it publicly announced that any such company will be acquired, whether or not such acquisition occurs during the Performance Period, such company shall not be treated as a Peer Group Company for purposes of the determinations herein and such company’s Total Shareholder Return shall not be included for purposes of the calculations herein.

“RTSR Percentile Rank” shall mean the percentage of Total Shareholder Return values among the Peer Group Companies at the Performance Period End Date that are equal to or lower than the Company’s Total Shareholder Return at the Performance Period End Date, provided that, if the Company’s Total Shareholder Return falls between the Total Shareholder Return of two of the Peer Group Companies, the RTSR Percentile Rank shall be adjusted by interpolating the Company’s Total Shareholder Return on a straight line basis between the Total Shareholder Return of the two Peer Group Companies that are closest to the Company’s. Straight-line interpolation will be applied for achievement between the specified RTSR Percentile Rank levels outlined in the table above. If the Company’s Total Shareholder Return for the Performance Period is negative, then any share payout will be capped at 100% of the target award, regardless of the Company's performance relative to its comparison group. For purposes of the RTSR Percentile Rank calculation, the Company will be excluded from the group of Peer Group Companies.
The Compensation Committee (the “Committee”) of the Company’s Board of Directors will certify the RTSR Percentile Rank achieved and the corresponding number of PRSUs earned as soon as practicable, but in any event within 60 days, following the end of the Performance Period. Any PRSUs earned as set forth herein will not become Vested Units until the date on which the Committee certifies the RTSR Percentile Rank achieved and the corresponding number of PRSUs earned, assuming no Termination of Service occurs with respect to you before such certification date. Any PRSUs not earned as set forth herein for the Performance Period will immediately terminate and be forfeited.